Roma Financial Announces Dividend Policy

ROBBINSVILLE, N.J.-- Roma Financial Corporation (NASDAQ GSM: ROMA) (the "Company"), the holding company of Roma Bank, announced today that its mutual holding company, Roma Financial Corporation, MHC (the "MHC"), filed a notice with its primary regulator, the Office of Thrift Supervision (the "OTS"), of its intent to waive the quarterly dividends proposed to be paid by the Company in the coming year. Such notice was filed with the OTS on March 19, 2007, and the Company anticipates declaring a dividend to its minority stockholders as soon as the OTS notifies the MHC that it does not object to the MHC's waiver of dividends. The Company expects to be able to declare its first dividend prior to its first annual meeting of stockholders of the Company, scheduled to take place on April 25, 2007.

The Company became aware on March 28, 2007 that one of its stockholders filed preliminary proxy material with the Securities and Exchange Commission indicating that he would conduct a proxy contest recommending that votes be withheld for the directors to be elected at the upcoming annual meeting of stockholders. He states that his interest is in a "stockholder-friendly capital allocation plan." Senior management and the Board of Directors of the Company have been instituting actions to deploy the capital raised by the public offering in accordance with the plans described in the prospectus which accompanied the offering. Additionally, the feasibility of a dividend program has been carefully deliberated. The Company intended to announce the payment of a dividend after it received the consent of the OTS to the waiver of dividends by the MHC. However, in light of the action by this stockholder, which could cause the Company to incur unnecessary expenses, the Company believes it is important to announce it has already begun a dividend plan and anticipates the commencement of dividends in the near future. The Company completed its stock offering in July 2006; of the 12 mutual holding companies that completed offerings during 2006, only two have paid dividends thus far.

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 86 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com. Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company. We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
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